Zymeworks Provides Corporate Update and
Reports Second Quarter 2026 Financial Results

•August 25, 2026 U.S. PDUFA target action date for zanidatamab has potential to unlock a $250 million U.S. approval milestone and up to $190 million in potential additional global regulatory milestones
•Acquisition of Theravance Biopharma, Inc. expected to close in 2H 2026, adding durable commercial cash flows and expanding Zymeworks' diversified revenue base
•Continued advancement of R&D pipeline across wholly-owned and partnered programs
•Repurchased $49.4 million of common shares as of August 4, 2026 under the newly authorized 2026 share repurchase program
•Strong balance sheet with $322.5 million in cash, cash equivalents and marketable securities as of June 30, 2026

Vancouver, British Columbia (August 6, 2026) – Zymeworks Inc. (Nasdaq: ZYME), a biotechnology company managing a portfolio of licensed healthcare assets, while developing a diverse pipeline of novel, multifunctional biotherapeutics, today reported financial results for the second quarter ended June 30, 2026 and provided a summary of recent business highlights. In light of the previously announced proposed acquisition of Theravance Biopharma, the Company has elected not to host a second quarter earnings conference call after release of its financial results.

“The first half of 2026 has been a transformative period for Zymeworks, demonstrating the continued evolution of our business into a diversified, revenue-generating biotechnology business. While scientific innovation remains our foundation, we believe long-term value is created not only through discovering new medicines, but also through disciplined capital allocation, creative business development and thoughtful partnership structures that maximize the impact of that innovation for patients and shareholders,” said Kenneth Galbraith, Chair and Chief Executive Officer of Zymeworks.

“The second half of 2026 has the potential to continue creating meaningful value for both patients and shareholders. Subject to regulatory approval and customary closing conditions, the August U.S. PDUFA target action date for zanidatamab and the planned closing of the Theravance Biopharma acquisition, respectively, would immediately strengthen our revenue base and cash flow outlook. This includes a $250 million approval milestone for zanidatamab in the U.S. with up to $190 million in additional potential global regulatory milestones. These diverse royalty and milestone cash flows improve our ability to sustain long-term investment in our wholly-owned R&D pipeline, pursue additional strategic acquisitions and partnerships, and continue returning capital to shareholders through our share repurchase program. We believe this disciplined approach to compounding capital and innovation is what will differentiate Zymeworks over the long term.”
Business Highlights
Positioning Zymeworks for Multiple Value-Creating Catalysts in 2H 2026

Advancing Partnerships Toward Key Regulatory and Commercial Inflection Points

Zanidatamab
•The top-line results from the second interim overall survival analysis for the HERIZON-GEA-01 trial doublet regimen are expected in the third quarter of 2026.
•The FDA granted Breakthrough Therapy Designation (BTD) for zanidatamab (Ziihera®), for the treatment of adults with previously treated, locally advanced, unresectable, or metastatic HER2-positive colorectal cancer.
•The EmpowHER-303 trial is expected to complete patient enrollment in mid-2027 with top-line data expected by the end of 2027 or early 2028.
•Results from Phase 3 HERIZON-GEA-01 published in The New England Journal of Medicine; Additional subgroup analyses presented in an oral presentation at the 2026 ASCO Annual Meeting showing improved clinical outcomes with zanidatamab-containing combinations regardless of PD-L1 expression, including in PD-L1-negative patients.
•August 25, 2026 U.S. PDUFA target action date for zanidatamab for the treatment of patients with first-line (1L) HER2-positive (HER2+) locally advanced or metastatic gastroesophageal adenocarcinoma (GEA).
•Potential $250 million milestone upon approval in the U.S., the first of up to a total of $440 million potential global regulatory milestones for zanidatamab in 1L HER2+ GEA. Zymeworks will continue to receive royalties on Ziihera sales, with royalty revenues expected to increase following U.S. and global regulatory approvals for GEA.
Our royalty revenue from Jazz Pharmaceuticals (Jazz) and BeOne Medicines was $1.8 million in the three months ended June 30, 2026, driven primarily by net product sales of Ziihera® by Jazz in the United States.

Pasritamig
•Johnson and Johnson Innovative Medicine (J&J) expect to present Phase 1b clinical data for pasritamig, a first-in-class bispecific antibody against KLK2, in combination with JNJ-9401 in patients with advanced prostate cancer who have progressed after multiple lines of therapy, during the second half of 2026.
•J&J increased the planned enrollment for its Phase 3 trial of pasritamig (JNJ-78278343) in combination with best supportive care in patients with late-line metastatic castration-resistant prostate cancer (mCRPC), from approximately 663 to 1,203 participants. The study is actively recruiting across 172 sites globally and is evaluating overall survival versus placebo, with median overall survival as the primary endpoint. The anticipated primary completion date is now estimated as December 2027, compared with the previously estimated May 2028 date (NCT07164443).

Leveraging Partnerships and External Innovation
•The Company is advancing strategic initiatives to maximize the value of its proprietary Pan-RAS antibody-drug conjugate (ADC) platform, including evaluating the formation of a separate, dedicated entity with third-party capital participation. The Company expects to use third-party capital to advance multiple product candidates from the platform into clinical studies while retaining an equity interest and future economic participation, including potential royalties, subject to completion of a transaction.
•The Company has engaged MTS Healthcare to evaluate strategic partnering opportunities to fund further development for ZW191 with the objective of maximizing long-term value.
•The Company continues its evaluation of additional business development opportunities consistent with its capital allocation strategy.

Expanding Revenue Diversification
•Proposed acquisition of Theravance Biopharma expected to be accretive to earnings and generate positive cash flow upon closing in 2H 2026.
•YUPELRI® U.S. profit share and ex-U.S. royalties expected to generate ~$60 million annualized cash flow at current run-rates, with continued expected growth.
•Proposed acquisition to add diversified assets beyond YUPELRI®, including additional royalty interests, milestone payments, an early-stage I&I portfolio, and $2.5 billion in Irish tax attributes, further strengthening both potential near-term cash flow generation and long-term development optionality.
•Transaction financed primarily by $350 million non-recourse note secured solely by U.S. YUPELRI® profit share from OMERS Life Sciences, and Theravance Biopharma’s expected net cash balance of $360 million at closing, with Zymeworks contributing the remainder of the purchase price in cash at closing. Zymeworks expects to receive $100 million in TRELEGY ELLIPTA® milestones in Q1 2027, assuming milestone conditions are met, in 2026, offsetting cash outlay.
•The anticipated closing of the acquisition is expected to support Zymeworks' transition to a diversified, revenue-generating business. Consistent with this evolution, the Company no longer intends to provide cash runway guidance, and expects to increasingly focus on providing guidance on operating performance and long-term growth.

Advancing a Differentiated ADC Pipeline
•In June 2026, we presented new clinical data from the dose-escalation portion of the ongoing Phase 1 study evaluating ZW191, a folate receptor alpha-targeting antibody-drug conjugate, at the European Society for Medical Oncology Gynaecological Cancers Congress 2026. Among response-evaluable platinum-resistant ovarian cancer patients, ZW191 demonstrated a cORR of 78.6% in patients with FRα-positive tumors and 47.4% in patients with FRα-negative tumors across all dose levels. These findings demonstrate meaningful anti-tumor activity across both FRα-positive and FRα-negative tumors as well as in the overall population.
•We continue to recruit patients in an ongoing Phase 1b study of ZW251, a GPC3-targeting antibody-drug conjugate, for the treatment of patients with hepatocellular carcinoma, squamous non-small cell lung cancer and germ cell tumors.

Maintaining Financial Flexibility
Cash Resources: Zymeworks reported $322.5 million in cash, cash equivalents and marketable securities as of June 30, 2026

Share Repurchase Program: In May 2026, the Board of Directors authorized a 2026 share repurchase program under which the Company may repurchase up to $125.0 million of its outstanding common stock, par value $0.00001 per share. As of August 4, 2026, the Company has utilized approximately $49.4 million of this current approved repurchase program to acquire 1,971,454 shares at an average price of $25.04 per share (exclusive of commission expense and estimated excise tax).

Since initiating its share repurchase program in August 2024, the Company has cumulatively utilized $213.6 million to reacquire 10,571,316 shares at an average price of $20.21 per share (exclusive of commission expense and estimated excise tax). As of August 4, 2026, the Company had approximately 71.0 million common shares outstanding.

Operating Expense Discipline: The Company expects significant near-term milestones, including the anticipated closing of the Theravance Biopharma acquisition and the upcoming August 25, 2026 PDUFA date for zanidatamab in GEA, each of which has the potential to immediately expand the Company's revenue and cash flow profile, subject to customary closing conditions and regulatory approval, respectively. The Company continues to expect disciplined investment across research and development and general and administrative activities through the anticipated closing of the Theravance Biopharma acquisition. The Company's previously communicated operating expense framework was established prior to entering into the definitive acquisition agreement, and therefore does not reflect the expected operating profile of the combined organization. Subject to the successful completion of the transaction, the Company expects to provide an updated financial outlook following closing that reflects the combined business.
Financial Results for the Quarter Ended June 30, 2026
The key financial highlights for our 2026 second quarter results are as follows:

Revenue – Total revenue was $4.6 million in 2Q-2026, compared to $48.7 million for the same period in 2025. The decrease was driven mainly by absence of significant non-recurring collaboration revenue recognized in 2026, as well as continued declines in development support and drug supply revenue from Jazz. Revenue in the current‑year period reflects ongoing collaboration activity and increased royalty revenue, which is expected to grow over time as commercial sales of Ziihera® increase.
Research and Development (R&D) Expenses – R&D expenses were $27.4 million in 2Q-2026, compared to $34.4 million for the same period in 2025, primarily reflecting reduced spending on later‑stage and discontinued programs, as well as an overall decrease in spending for earlier‑stage programs and research platforms. R&D expenses in 2Q-2026 were 20% lower than in 2Q-2025, consistent with our planned reduction in R&D expenses in 2026.

General and Administrative (G&A) Expenses – G&A expenses were $19.3 million in 2Q-2026, compared to $15.0 million for the same period in 2025. The increase was primarily driven by higher non-cash stock-based compensation expense. This increase was partially offset by decrease in software amortization and software subscription expenses.
Other Income, net – Net other expense was $3.1 million in 2Q-2026, compared to net other income of $2.8 million for the same period in 2025. The change was driven primarily by $6.6 million of interest expense related to the royalty-backed note financing arrangement with Royalty Pharma executed in March 2026.
Net Loss – Net loss was $45.0 million in 2Q-2026, compared to a net income of $2.3 million for the same period in 2025. The change in 2026 was primarily due to a decrease in revenue, driven by the non-recurring clinical milestones earned in 2Q-2025 and interest expense related to the royalty-backed note financing arrangement with Royalty Pharma. This was partially offset by decrease in total operating expenses.

Liquidity – As of June 30, 2026, we had $322.5 million of cash resources consisting of cash, cash equivalents and marketable securities, comprised of $179.4 million in cash and cash equivalents and $143.1 million in marketable securities. In light of the Company's expected transition to a revenue-generating business supported by multiple anticipated recurring cash flow streams, the Company no longer intends to provide cash runway guidance. Going forward, the Company expects to focus its financial outlook on metrics that more appropriately reflect the operating performance and growth of the business.
About Zymeworks Inc.
Zymeworks is a global biotechnology company managing a portfolio of licensed healthcare assets and developing a diverse pipeline of novel, multifunctional biotherapeutics to improve the standard of care for difficult-to-treat diseases, including cancer, inflammation, and autoimmune disease. The Company’s asset and royalty aggregation strategy focuses on optimizing positive future cash flows from an emerging portfolio of licensed products such as Ziihera® (zanidatamab-hrii) and other licensed products and product candidates, such as pasritamig. In addition, Zymeworks is also building a portfolio of healthcare assets that can generate strong cash flows, while supporting the development of innovative medicines. Zymeworks engineered and developed Ziihera, a HER2-targeted bispecific antibody using the Company’s proprietary Azymetric™ technology and has entered into separate agreements with BeOne Medicines Ltd. (formerly BeiGene, Ltd.) and Jazz Pharmaceuticals Ireland Limited granting each exclusive rights to develop and commercialize zanidatamab in different territories. Zymeworks is rapidly advancing a robust pipeline of product candidates, leveraging its expertise in both antibody drug conjugates and multispecific antibody therapeutics targeting novel pathways in areas of significant unmet medical need. The Company’s complementary therapeutic platforms and fully integrated drug development engine provide the flexibility and compatibility to precisely engineer and develop highly differentiated antibody-based therapeutics. These capabilities have been further leveraged through strategic partnerships with global biopharmaceutical companies. For information about Zymeworks, visit www.zymeworks.com and follow @ZymeworksInc on X.

Non-GAAP Financial Information
Zymeworks believes that the presentation of non-GAAP financial information provides important supplemental information to management and investors regarding financial and business trends relating to the Company’s financial condition and results of operations. Reconciliations of non-GAAP financial measures to the most directly comparable financial results as determined in accordance with GAAP are included at the end of this press release following the accompanying financial data. For further information regarding why Zymeworks believes that these non-GAAP measures provide useful information to investors and some of the limitations associated with the use of these measures, please refer to the “Explanation of Non-GAAP Financial Information” section at the end of this press release.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” or information within the meaning of the applicable securities legislation, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements in this press release include, but are not limited to, statements that relate to Zymeworks’ expectations regarding implementation of its strategic priorities and the anticipated benefits thereof, including shareholder returns and the anticipated manner of such returns; implementation of its long-term strategy to maximize value creation; the anticipated benefits of its collaboration agreements, including Zymeworks’ ability to receive any future milestone payments and royalties thereunder; Zymeworks' ability to complete the proposed transaction with Theravance Biopharma; future growth of YUPELRI® sales and future royalty payments; contingent milestone payments due to Theravance Biopharma from the sale of Theravance Biopharma’s TRELEGY ELLIPTA® royalty interests; Zymeworks’ ability to execute the share repurchase program, in whole or in part; expected timing and amount of repurchases; the potential addressable market of zanidatamab and other product candidates; the timing of and results of interactions with regulators; Zymeworks’ and its partners’ clinical development of product candidates; the expected contributions of personnel to Zymeworks’ clinical development, strategic goals and long-term shareholder value for patients and shareholders; the timing and status of ongoing and future studies and the related data; potential safety profile and therapeutic effects of zanidatamab and Zymeworks’ other product candidates; the potential of ZW191 to be a best-in-class therapy; the commercial potential of technology platforms and product candidates; Zymeworks’ ability to satisfy potential regulatory and commercial milestones with existing and future partners; anticipated continued receipt of revenue from existing and future partners; Zymeworks’ ability to generate royalty revenue from Ziihera; Zymeworks’ ability to execute new collaborations and partnerships; Zymeworks’ early-stage pipeline; anticipated sufficiency of existing cash resources, when combined with the assumed receipt of certain anticipated regulatory milestone payments related to the potential approvals of Ziihera in GEA in the U.S., Europe, Japan, and China, and assuming the full execution of the $125.0 million share repurchase program, to fund Zymeworks’ planned operations beyond 2028 based on current operating plans; expected financial performance and future financial position, including anticipated adjusted gross operating expense (non-GAAP), adjusted research and development expense (non-GAAP) and adjusted general and administrative expense (non-GAAP) for the three-year period ending December 31, 2028, excluding any potential acquisition-related expenses or new partnerships and collaborations; and other information that is not historical information. When used herein, words such as “plan”, “believe”, “expect”, “may”, “continue”, “anticipate”, “potential”, “will”, “on track”, “progress”, “preserve”, “intend”, “could”, and similar expressions are intended to identify forward-looking statements. In addition, any statements or information that refer to expectations, beliefs, plans, projections, objectives, performance or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking. All forward-looking statements are based upon Zymeworks’ current expectations and various assumptions. Zymeworks believes there is a reasonable basis for its expectations and beliefs, but they are inherently uncertain. Zymeworks may not realize its expectations, and its beliefs may not prove correct. Actual results could differ materially from those described or implied by such forward-looking statements as a result of various factors, including, without limitation: any of Zymeworks’ or its partners’ product candidates may fail in development, may not receive required regulatory approvals, or may be delayed to a point where they are not commercially viable; Zymeworks and Theravance Biopharma may not be able to successfully execute the acquisition; uncertainties regarding the commercial success of YUPELRI® and TRELEGY ELLIPTA®; the anticipated benefits of the acquisition may not be realized or will not be realized within the expected time period; TRELEGY ELLIPTA® may not achieve anticipated sales resulting in sales milestones not being met; Zymeworks may not be able to successfully execute the share repurchase program; the anticipated benefits of the share repurchase program may not be realized; Zymeworks may not achieve milestones or receive additional payments or royalties under its collaborations; regulatory agencies may impose additional requirements or delay the initiation of clinical trials; the impact of new or changing laws and regulations; market conditions, including the impact of tariffs; potential negative impacts of FDA regulatory delays and uncertainty around recent policy developments, changes in the leadership of federal agencies such as the FDA, staff layoffs, budget cuts to agency programs and research, and changes in drug pricing controls; the impact of pandemics and other health crises on Zymeworks’ business, research and clinical development plans and timelines and results of operations, including impact on its clinical trial sites, collaborators, and contractors who act for or on Zymeworks’ behalf; zanidatamab may not be successfully commercialized; Zymeworks’ business strategy related to anticipated and potential future milestones and royalty streams and existing and potential new partnerships may not be successfully implemented; Zymeworks’ evolution of its business strategy may not deliver meaningful shareholder returns; Zymeworks may be unsuccessful in actively managing and/or aggregating revenue-generating assets alongside its active R&D operations; ongoing and future clinical trials may not demonstrate safety and efficacy of any of Zymeworks’ or its collaborators’ product candidates; data providing early validation of our antibody drug conjugate platform and next generation pipeline programs may not be replicated in future studies; Zymeworks’ assumptions and estimates regarding its financial condition, future financial performance and estimated cash runway may be incorrect; inability to maintain or enter into new partnerships or strategic collaborations; the inability of Zymeworks to identify and consummate a strategic acquisition; and the factors described under “Risk Factors” in Zymeworks’ quarterly and annual reports filed with the Securities and Exchange Commission (copies of which may be obtained at www.sec.gov and www.sedarplus.ca).

Although Zymeworks believes that such forward-looking statements are reasonable, there can be no assurance they will prove to be correct. Investors should not place undue reliance on forward-looking statements. The above assumptions, risks and uncertainties are not exhaustive. Forward-looking statements are made as of the date hereof and, except as may be required by law, Zymeworks undertakes no obligation to update, republish, or revise any forward-looking statements to reflect new information, future events or circumstances, or to reflect the occurrences of unanticipated events.

ZYMEWORKS INC.
Consolidated Statements of Loss and Comprehensive Loss
(In thousands except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenue
Research and development collaborations	$4,590	$48,726	$6,998	$75,836
Operating expenses:
Research and development	27,435	34,449	61,892	70,187
General and administrative	19,335	14,951	34,404	31,936
Total operating expenses	46,770	49,400	96,296	102,123
Loss from operations	(42,180)	(674)	(89,298)	(26,287)
Other (expense) income, net	(3,112)	2,805	(2,347)	6,278
(Loss) income before income taxes	(45,292)	2,131	(91,645)	(20,009)
Income tax recovery (expense)	273	186	2,464	(310)
Net (loss) income	$(45,019)	$2,317	$(89,181)	$(20,319)
Other comprehensive (loss) income:
Unrealized (loss) income on available for sale securities, net of tax of nil	(129)	66	(615)	612
Total other comprehensive (loss) income	(129)	66	(615)	612
Comprehensive (loss) income	$(45,148)	$2,383	$(89,796)	$(19,707)

Net (loss) income per common share:
Basic	$(0.62)	$0.03	$(1.21)	$(0.27)
Diluted	$(0.62)	$0.03	$(1.21)	$(0.27)
Weighted-average common stock outstanding:
Basic	72,993,313	75,337,168	73,826,423	75,254,553
Diluted	72,993,313	77,378,449	73,826,423	75,302,357

ZYMEWORKS INC.
Selected Consolidated Balance Sheet Data
(In thousands)

	June 30, 2026	December 31, 2025
	(unaudited)	(unaudited)
Assets
Current assets:
Cash, cash equivalents and short-term marketable securities	$270,699	$228,797
Accounts receivable	5,930	4,638
Other current assets	21,759	15,332
Long-term marketable securities	51,777	41,787
Other long-term assets	46,799	55,973
Total assets	$396,964	$346,527

Liabilities
Current liabilities:
Accounts payable and accrued expenses	$27,458	$36,346
Other current liabilities	19,785	5,972
Long-term liabilities	269,352	35,708
Total liabilities	316,595	78,026
Stockholders’ equity	80,369	268,501
Total liabilities and stockholders’ equity	$396,964	$346,527
Explanation of Non-GAAP Financial Information

In addition to reporting financial information in accordance with U.S. generally accepted accounting principles (GAAP) in this press release, we have elected to present selected non-GAAP, or adjusted, financial measures on a forward-looking basis. Zymeworks believes that estimated adjusted gross operating expense, adjusted research and development expense, and adjusted general and administrative expense, which are non-GAAP financial measures, may be helpful to investors because they provide consistency and comparability with financial performance across periods. These non-GAAP financial measures are not defined by GAAP and should not be considered as alternatives to operating expenses, research and development expenses, and general and administrative expenses or any other indicators of Zymeworks’ performance required to be reported under GAAP. In addition, other companies, including companies in Zymeworks’ industry, may calculate similarly titled non-GAAP or adjusted measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of adjusted gross operating expense, adjusted research and development expense, and adjusted general and administrative expense as financial measures. Investors and others are encouraged to review Zymeworks’ financial information in its entirety and not rely on a single financial measure. As defined by Zymeworks, adjusted gross operating expense represents the aggregate of adjusted research and development expense and adjusted general and administrative expense, each of which excludes stock-based compensation expense for equity- and liability-classified equity instruments. Zymeworks excludes stock-based compensation expense, which is a non-cash expense, because Zymeworks believes that excluding this item provides meaningful supplemental information regarding operational performance.
A reconciliation of historical adjusted gross operating expense, adjusted research and development expense, and adjusted general and administrative expense to the most directly comparable GAAP measures is set forth below. A reconciliation of anticipated adjusted gross operating expense, adjusted research and development expense, and adjusted general and administrative expense to the most directly comparable GAAP measures is not available without unreasonable effort due to the uncertainty of expenses that may be incurred in the future, and we are also unable to predict the probable significance of such adjusted measures. Accordingly, in reliance on the exception provided by Item 10(e)(1)(i)(B) of Regulation S-K, we have not provided a reconciliation for the adjusted gross operating expense, adjusted research and development expense, and adjusted general and administrative expense guidance provided in this press release.

GAAP to Non-GAAP Reconciliations
(In thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Research and development expense	$27,435	$34,449	$61,892	$70,187
Stock-based compensation expense	(3,421)	(3,023)	(7,307)	(6,287)
Adjusted research and development expense (Non-GAAP basis)	$24,014	$31,426	$54,585	$63,900

General and administrative expense	$19,335	$14,951	$34,404	$31,936
Stock-based compensation expense	(7,913)	(2,848)	(10,962)	(5,986)
Adjusted general and administrative expense (Non-GAAP basis)	$11,422	$12,103	$23,442	$25,950

Total operating expense	$46,770	$49,400	$96,296	$102,123
Stock-based compensation expense	(11,334)	(5,871)	(18,269)	(12,273)
Adjusted gross operating expense (Non-GAAP basis)	$35,436	$43,529	$78,027	$89,850

Contacts:

Investor Inquiries:
Shrinal Inamdar
Vice President, Investor Relations
(604) 678-1388
ir@zymeworks.com

Media Inquiries:
Diana Papove
Vice President, Corporate Communications
(604) 678-1388
media@zymeworks.com